UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Bank of America Corporation

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Additional Solicitation Materials 2025 Annual Meeting of Shareholders Bank of America Corporation For more details about the information in these additional solicitation materials, please see our 2025 proxy statement

What would you like the power to do?® At Bank of America, we ask this question every day of all those we serve. It is at the core of how we live our values, deliver our purpose, and achieve Responsible Growth. Our values Deliver together Act responsibly Realize the power of our people Trust the team Our purpose To help make financial lives better, through the power of every connection Responsible Growth We must grow and win in the market — no excuses We must grow with our customer-focused strategy We must grow within our risk framework We must grow in a sustainable manner Eight lines of business Serving the core financial needs of people, companies and institutional investors through eight lines of business

Executive Summary At Bank of America, we continued to drive strong results in 2024 through our focus on Responsible Growth, and our Board, governance, and compensation practices reflect our commitment to deliver consistent, long-term results, informed by input from our shareholders. The Board asks that you vote FOR all management proposals and AGAINST the shareholder proposals at the 2025 Annual Meeting; these proposals are covered in more detail in the following slides and in our proxy statement 2024 results reflect a strong year of driving Responsible Growth and continuing to deliver for our clients, teammates, communities, and shareholders Achieved full year net income of $27.1 billion as our diversified business model continued to deliver across a variety of uncertainties in 2024, and surpassed $100 billion in revenue with our income mix well-balanced across our four business segments Reinvested capital into our long-term growth and returned more capital to shareholders, including increasing our quarterly common stock dividend by 8% in the third quarter Executive compensation program demonstrates a consistent pay-for-performance philosophy and enhancements supported by shareholders Our Board-driven shareholder engagement has informed enhancements to our executive compensation program and disclosures over time, including those implemented in 2023 and 2024, which continue to be reflected in 2024 pay outcomes and this year’s proxy statement disclosures The Compensation and Human Capital Committee’s (CHCC) consistent, balanced and disciplined evaluation and decision framework considers Bank of America’s performance on an absolute basis and relative to peers that most closely reflect the size, scale, and complexity of our business Bank of America Corporation Equity Plan (BACEP) aligns with shareholder interests and supports our business and talent strategy Our Board carefully considers additional share requests in the context of the positive business and employee retention impact of our broad use of Sharing Success awards across the company, which create strong alignment between teammates and shareholders In addition to a request for additional shares and to extend the plan term by approximately two years, our proposal includes an annual limit on compensation for non-employee directors of $1 million. There are no other changes proposed to the plan features, which we believe align with governance and shareholder best practices Board composition and leadership structure support objective, independent oversight of business strategy and risk framework Our 14 nominees are highly engaged and possess relevant skills and experiences that are consistent with the Board’s ongoing evaluation of company strategy and Responsible Growth. In January, the Board appointed Maria Martinez as a director; her deep technology leadership experience strengthens the Board’s oversight in key strategic areas We maintain an empowered and well-defined Lead Independent Director role and Lionel Nowell, our current Lead Independent Director, plays an active part in stakeholder engagement 1 2 3 4

We Drove Strong Earnings in 2024… Solid earnings Strong balance sheet Healthy returns Revenue1 $101.9 billion Net income $27.1 billion Diluted earnings per share $3.21 Deposits $1.97 trillion increased 2% YoY CET1 11.9%2 well above reg. min.3 Robust liquidity GLS $953 billion4 Return on average common shareholders’ equity 9.5% Return on average tangible common shareholders’ equity 12.9%5 Return on average assets 0.83% 1 Net of interest expense. 2 CET1 stands for common equity tier 1. 3 Regulatory minimum of 10.7% effective October 1, 2024. 4 Global Liquidity Sources (GLS) comprise assets that are readily available to the company and its subsidiaries. For more information, see “Global Liquidity Sources and Other Unencumbered Assets” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2024 Annual Report on Form 10-K. 5 Represents a non-GAAP financial measure. For a reconciliation to the most directly comparable GAAP financial measure and additional information about the non-GAAP financial measure, see Endnote A on slide 15.

... Enabled by our Organic Growth Engine

Consumer Banking

- Added ~1.1 million net new checking accounts; 24 consecutive quarters of growth
- Added ~4 million credit card accounts[1]
- Record consumer investment assets of $518 billion,[2] up 22% YoY; 3.9 million accounts, up 3%
- 15 consecutive quarters of Small Business loan growth

Global Wealth & Investment Management

- Added ~24,000 net new relationships across Merrill and Private Bank
- Opened ~115,000 new bank accounts; over 60% of clients have banking relationship
- Record client balances of $4.3 trillion, up 12% YoY
- AUM flows of $79 billion, up 52% YoY

- $6.0 trillion total deposits, loans, and investments balances
- $66 billion total net wealth spectrum flows in 2024[3]

Global Banking

- #3 investment banking fee ranking; gained 116 bps market share[4] vs 4Q23
- Grew total investment banking fees 31% YoY to $6.2 billion
- Grew 4Q24 average deposits 10% YoY to record $582 billion
- Grew 4Q24 Middle Market average loans 5% YoY[5]

Global Markets

- 11 consecutive quarters of YoY sales and trading revenue growth
- Record 4Q and full-year sales and trading revenue
- Record 4Q FICC and Equities sales and trading revenue
- Record average loan balances of $152 billion in 4Q24, up 14% YoY; 17 consecutive quarters of growth

Note: Reflects 2024 results unless otherwise noted. Balance sheet metrics are end of period unless otherwise noted.
[1] Includes credit cards across Consumer Banking, Small Business, and Global Wealth & Investment Management (GWIM).
[2] Consumer investment assets include client brokerage assets, deposit sweep balances, Bank of America N.A. brokered certificates of deposits (CDs), and assets under management (AUM) in Consumer Banking.
[3] Includes net client flows across Merrill, Private Bank, and Consumer Investments.
[4] Source: Dealogic as of December 31, 2024.
[5] Includes loans to Global Commercial Banking clients, excluding commercial real estate and specialized industries.

5

$29.32 One of only four U.S. companies to deliver 10 consecutive years of net income over $15B as of 20241 $258B $131B Track Record of Delivering Consistent, Long-Term Results for Shareholders Bank of America has delivered $15B+ Net Income for 10 consecutive years, with over $250B net income since 2010, and over $130B in the last 5 years. 1 Source: FactSet and S&P Global. Reflects calendar year net income. Other companies: Alphabet Inc., Apple Inc., and JPMorgan Chase & Co. 2Amount represents a non-GAAP financial measure adjusted for the FDIC special assessment and BSBY charge. For a reconciliation to the most directly comparable GAAP financial measure and additional information about the non-GAAP financial measure, see Endnote B on slide 15.

Shareholder Input Inform Executive Compensation Actions Overall, investors expressed support for our compensation program and structure, its alignment with the four tenets of Responsible Growth, and the program enhancements implemented in 2023 and early 2024. As a result, the CHCC retained these enhancements, summarized below, supporting our commitment to incorporating shareholder input into our disclosures and program design. The CHCC declared its philosophy on one-time awards, including their use only infrequently and in exceptional circumstances, and did not grant any one-time awards to Named Executive Officers (NEOs) in 2024 Enhanced disclosure of the CHCC’s step-by-step performance evaluation and pay decision process, which more clearly illustrates that business judgment is applied after the CHCC completes a robust and metric-oriented evaluation of performance Disclosure of pay rationale highlights for each NEO, including the CEO, in addition to individual performance highlights to demonstrate the link between performance factors to compensation decisions more clearly Disclosure of relative performance results the CHCC uses to evaluate company performance each year Peer group reflects updates to leading financial institution peers to include U.S. regional banks, credit card and wealth management companies to provide a broader range of competitors Enhanced disclosure of performance year compensation table Increased the percentage of variable pay delivered in long-term equity-based awards from 60% to 70% Retained recent enhancements informed by shareholder feedback Maintained consistent approach and structure following 91.4% Say on Pay Support in 2024 for 2023 performance Consistent with the philosophy on one-time awards, there were no one-time awards for 2024 performance 2023 AND 2024 ENHANCEMENTS 2024 ENGAGEMENT HIGHLIGHTS For more information, see p. 48 of our proxy statement

Stock retention requirements reinforce strong alignment between executives and shareholders Performance Evaluation and Pay Decision Process Each year, the CHCC undertakes a balanced and disciplined approach to evaluate NEO performance and determine compensation, including a review of market compensation benchmarks, which are considered in relation to the size, scope, complexity, and relative performance of our company. At the start of each year, goals aligned to the tenets of Responsible Growth are set for each executive officer and progress to meeting those goals is tracked on scorecards Grow and win in the market Grow with our customer-focused strategy Grow within our Risk Framework Grow in a sustainable manner CHCC conducts performance assessment Robust evaluation of performance against scorecard metrics Review of metrics on absolute basis Review of metrics on relative basis against primary competitors Preliminary pay Once performance assessment is complete, CHCC weighs additional considerations, including: Market pay practices, benchmarking, and governance Scope of role Talent and experience Prior year compensation Determination of Performance Year Total Compensation Incorporates CHCC business judgment to appropriately respond to complexities of internal and external factors, and the regulatory framework in which we operate Reflects program features determined by CHCC, including a variable pay mix with majority to be delivered over the long-term and subject to risk management features Subject to multi-step review and approval process 2024 CEO compensation reflects strong company performance in delivering Responsible Growth and aligns with shareholder interests Cash-Settled RSUs Tracks stock price performance over 1-year vesting period PRSUs Must be re-earned based on sustained three-year average performance of key metrics Time-Based RSUs Value subject to 4-year stock price performance ~96% VARIABLE / EQUITY FOR 2024 CEO – 50% of net after-tax shares received from equity-based awards retained until one year after retirement for our CEO Other NEOs – 50% of net after tax shares received from equity-based awards are retained until retirement for other NEOs For more information, see pp. 52-53 of our proxy statement

2024 CEO Performance and Pay Rationale Highlights The CHCC and our Board undertook a robust performance evaluation and decision process, which included a detailed review of performance results under the four tenets of Responsible Growth. Market compensation benchmarks were also considered in relation to the size, scope, complexity, and relative performance of our company. 1 of only 4 U.S. companies to have delivered over $15.0 billion in Net Income in each of the last ten years HIGHLIGHTS OF PAY RATIONALE AND PERFORMANCE Achieved the Board-approved financial plan with revenue up 3% and net income up 2% vs. 2023 Organic growth across all businesses and key market share gains, positioning the company for strong performance in 2025 Recognition of Mr. Moynihan’s industry leadership and unwavering focus on Responsible Growth 34% Total Shareholder Return in 2024 Peer benchmark data and trends considered, including relative size, scope, and complexity Ranked #2 compared to our primary competitors on Net Income, Revenue and Market Capitalization for 2024 Strong relative results from each of our business segments are believed to position the company for strong performance in 2025 $21B distributed to shareholders in 2024, representing a 75% increase from 2023 For more information, see pp. 52-53 of our proxy statement CHCC CONSISTENTLY EVALUATES ABSOLUTE AND RELATIVE PERFORMANCE AND COMPANY SIZE TO INFORM PAY DECISIONS EACH YEAR 2024 CEO Pay for Mr. Moynihan is in the middle of the primary competitor range of $31.2M to $39.0M

The Bank of America Corporation Equity Plan (BACEP) is a Critical Component of our Pay-for-Performance Compensation Program and our Drive for Responsible Growth We are seeking shareholder approval to amend and restate the BACEP, including to increase the number of shares available under the plan Broad-based use of equity supports pay-for-performance philosophy and rewards long-term, sustainable results We believe that granting shares broadly helps reduce turnover, attract great talent, increase employee satisfaction, and improve customer/client relationships and is a central tenet of our commitment to being a Great Place to Work Over 90% of employees globally received stock-based awards in 2024, many through our unique Sharing Success awards Awards to the CEO and all NEOs together over the last three years represent only 0.48% and 1.45%, respectively, of the total awards granted Our broad-based use of equity resulted in a 3-year average burn rate of 1.38% (only 1.10% when excluding Sharing Success awards) If the proposal is approved, the BACEP will include an annual limit on compensation for non-employee directors of $1M, inclusive of equity and any cash fees, with certain donation and specific service exceptions We repurchase shares in an amount at least equal to the value of stock-settled equity awards as they are recognized into capital, which offsets the dilutive impact of awards granted under the BACEP Granting RSU awards that include deferral, cancellation, and clawback features is a key risk-balancing mechanism in our pay-for-performance compensation program and serves to align employee interests with shareholders while complying with regulatory landscape Sharing Success Compensation Awards Over 67 million shares granted to over 219,000 employees from 2022-2024, and over 19 million shares granted in the first quarter of 2025 through Sharing Success awards We have invested nearly $5.8 billion in awards since 2017, in addition to all other compensation provided to employees Most Sharing Success awards are in the form of company common stock, providing the opportunity for our employees to further share in the company’s long-term success Stock awards vest over four years The CHCC exercises effective and comprehensive oversight of our compensation program and employee benefits, including the intentional and thoughtful granting of shares under the BACEP while taking into account broader company, human capital, and capital allocation strategies to support our teammates and to deliver a world-class experience for clients, and Responsible Growth for shareholders For more information, see pp. 82-88 of our proxy statement

Mr. Nowell, as our Lead Independent Director provides robust independent Board leadership and oversight through empowered role with well-defined duties, including: Regularly convenes and presides over executive sessions of our independent directors outside the presence of management and our CEO, and develops topics for discussion during these closed sessions Speaks individually with each Board member at least quarterly, meets with our CEO at least monthly and with other members of management regularly Assists Board and key committees in promoting corporate governance practices, contributing to the annual performance review of the CEO, and participating in CEO succession planning Has regular calls with primary bank regulators Plays a central role in overseeing and participating in shareholder engagement efforts 14 Highly Engaged Director Nominees Sharon L. Allen José (Joe) E. Almeida Pierre J.P. de Weck Arnold W. Donald Linda P. Hudson Monica C. Lozano Brian T. Moynihan Lionel L. Nowell III Denise L. Ramos Clayton S. Rose Michael D. White Thomas D. Woods Maria T. Zuber Relevant and complementary experience For more information, see pp. 6-26 of our proxy statement Maria N. Martinez Ms. Martinez joined the Board in January. Her deep technology leadership experience strengthens the Board’s oversight in key strategic areas

Our Board Requests your Support For the Following Management Proposals Proposal Our Board’s Perspective Item 1: Election of directors Our Board regularly reviews and renews its composition through thoughtful evaluation, and continues to enhance its director succession planning and selection process Our nominees reflect the Board’s commitment to identify, evaluate, and nominate candidates who possess personal qualities and a mixture of qualifications, skills, backgrounds, and tenures that, when taken together, are fit for purpose to best serve our company and our shareholders Item 2: “Say on Pay” vote Our compensation philosophy is to pay for performance over the long-term, as well as on an annual basis Compensation considerations reinforce and promote Responsible Growth and help align executive officer and shareholder interests Comprehensive evaluation based on multi-faceted performance assessment helps ensure that incentive compensation decisions reflect risk management and pay-for-performance philosophy Shareholder engagement over the past year has confirmed support for enhancements and disclosures implemented in 2023 and 2024, which continue to be reflected in this year’s proxy statement Item 3: Appointment of public accounting firm Our Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2025 Our Board is seeking shareholders’ ratification of PwC’s appointment Item 4: Amending and restating the Bank of America Corporation Equity Plan (BACEP) The BACEP serves a critical role in our pay-for-performance compensation program and in complying with the regulatory landscape in certain jurisdictions Our Board believes that equity‐based awards aid in our ability to attract, retain, and motivate our employees and are the most direct way to align employee interests with those of shareholders An increase to the number of shares available under the BACEP is proposed, which the Board believes is critical to our broad-based pay-for-performance strategy Key plan features and grant practices remain aligned with shareholder interests and governance best practices Our stock repurchase strategy offsets the dilutive impact of the stock plan For more information, see p. 11 of this document and pp. 6-26 of our proxy statement For more information, see pp. 7-9 of this document and pp. 47-79 of our proxy statement For more information, see p. 10 of this document and pp. 82-88 of our proxy statement For more information, see pp. 80-81 of our proxy statement

Our Board Recommends a Vote Against the Following Shareholder Proposals Bank of America’s Approach to Shareholder Proposals For more information, see pp. 89-96 of our proxy statement Proposal Primary Filer(s) Our Board’s Perspective Item 5: Requesting the nomination of more director candidates than Board seats Jing Zhao The Board’s current director selection process is effective in identifying and evaluating highly qualified candidates for nomination and election to the Board Arbitrarily adopting and imposing a framework under which the pool of candidates is larger than the number of available Board seats could significantly undermine the Board’s effectiveness Our shareholders already have the ability to provide input on our director evaluation and nomination process The Board has a robust and stringent director resignation policy in support of our majority voting standard that provides meaningful accountability to shareholders We encourage shareholders contemplating a shareholder proposal submission to reach out to us beforehand, allowing us to better understand their perspective and objectives, to brief management and the Board on the input we receive, and to share or direct shareholders to information on our existing policies, practices, and initiatives. When we receive a shareholder proposal, we carefully review and discuss it with internal subject matter experts who have familiarity and insight on the matters raised by the proposal, and we review the proposal with management and the Board. We also seek engagement with shareholder proponents or their representatives. The shareholder proposals this year either (1) seek changes to our corporate governance practices or (2) seek changes to or reports on how we conduct our business. (1) In the first category is a proposal advocating a novel corporate governance practice that we believe is arbitrary, fails to recognize the robust governance policies and practices already in place at our company, and is not in shareholders’ best interests. (2) For the remaining proposals, we appreciate the issues raised in many of the proposals and in some cases, have already taken actions to address them, including providing extensive public disclosures on the specific subject matter raised in the proposals. Where we have not already implemented the changes or prepared the requested reports, we consider their usefulness to shareholders, the costs involved, and the potential conflicts of such requests with our existing practices and disclosures. Similarly, we may receive multiple proposals on a common topic, where implementation of all the distinct (and sometimes contradictory) proposals would conflict with our existing initiatives, commitments and reporting processes, or would be redundant, create confusion, and impede the progress we continue to make toward our goals, which would not be a productive use of corporate assets. For more information, see pp. 89-91 of our proxy statement

Our Board Recommends a Vote Against the Following Shareholder Proposals Proposal Primary Filer(s) Our Board’s Perspective Item 6: Requesting report on Board oversight of risks related to animal welfare Harrington Investments Our Board’s Corporate Governance Committee oversees the management of our sustainability practices to support Responsible Growth, and our Board’s Enterprise Risk Committee oversees the risks addressed in our Environmental and Social Risk Policy Framework Our Environmental and Social Risk Policy Framework provides robust mechanisms for managing environmental, social and financial risks across our enterprise, including reputational risks associated with animal welfare issues In light of our existing policies and procedures for Board oversight of sustainability-related risks, including risks related to animal welfare, preparation of the requested report would not provide shareholders with meaningful additional information and would waste company resources Item 7: Requesting report on report on lobbying alignment with Bank of America’s climate goals Sada Guess, c/o Trillium Asset Management We believe that our public policy engagement and participation in trade associations is appropriate and in the best interests of our company and shareholders and supports many objectives, including our greenhouse gas emission goals for our operations, supply chain, and financing activities before 2050 Our political activities and public policy engagement are subject to comprehensive governance, including oversight from our Board’s Corporate Governance Committee Because we already provide extensive disclosure about our lobbying and political activities and trade association memberships, including related to our climate strategy and net zero goal, preparation of the requested report would not provide shareholders with meaningful additional information and would waste company resources Item 8: Requesting disclosure of energy financing ratio New York City Teachers’ Retirement System and the New York City Police Pension Fund We have devoted significant resources to developing and implementing a methodical and holistic strategy to track and publicly disclose our progress in promoting the clean energy transition Third parties already calculate and disclose energy supply finance ratios for global banks that provide shareholders and other stakeholders with uniform and comparable metrics Development and disclosure of the requested energy supply ratio would require significant company resources and divert management attention from its important work delivering on our climate strategy For more information, see pp. 89-96 of our proxy statement For more information, see pp. 95-96 of our proxy statement For more information, see pp. 93-95 of our proxy statement For more information, see pp. 91-92 of our proxy statement

Endnotes A. Return on average tangible common shareholders' equity measures our net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. Return on average tangible common shareholders' equity is calculated as net income applicable to common shareholders of $25.5 billion divided by average common shareholders' equity of $267.5 billion, reduced by goodwill of $69.0 billion and intangible assets (excluding mortgage servicing rights) of $2.0 billion, net of related deferred tax liabilities of $0.9 billion. Management uses these measures to evaluate the company's use of equity and to support overall growth goals and the company believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. B. Adjusted net income is calculated as net income of $26.5 billion excluding the after-tax impacts of the Federal Deposit Insurance Corporation (FDIC) special assessment ($1.6 billion) and BSBY cessation ($1.2 billion) charges, resulting in adjusted net income of $29.3 billion. The company believes the use of non-GAAP financial measures adjusting for the impacts of the FDIC special assessment and BSBY cessation charges provides additional information for evaluating its results of operations and comparing its operational performance between periods by excluding these impacts that may not be reflective of its underlying operating performance. Cautionary information and forward-looking statements These additional solicitation materials contain certain statements regarding Responsible Growth and statements related to sustainability, including the environment and human capital (collectively, the Sustainability Information). Such Sustainability Information may be based on current or historic opinions, strategies, aspirations, commitments, goals, targets and objectives which continue to evolve and develop, and there is no promise or guarantee that such aspirations, commitments, goals, targets and objectives will be met. The Sustainability Information is as of the date of the additional solicitation materials and subject to change without notice. Additionally, certain statements contained in these additional solicitation materials may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our business and the Sustainability Information regarding our strategies, aspirations, commitments, goals, targets and objectives, such as our goal to achieve net zero greenhouse gas emissions before 2050 in our financing activities, operations and supply chain, 2030 net zero greenhouse gas emissions targets, including financed emissions targets, and sustainable finance goals, which may evolve over time. We use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could” to identify forward-looking statements. Forward-looking statements are not based on historical facts, but reflect management’s current expectations, plans or forecasts, are not guarantees of future results or performance, involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and often beyond our control and are inherently uncertain. You should not place undue reliance on any forward-looking statement. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements due to a variety of factors, including global socio-demographic and economic trends, energy prices, technological innovations and advances, climate-related conditions and weather events, legislative and regulatory changes, public policies, engagement with clients, suppliers, investors, government officials, and other stakeholders, the quality and availability of third-party data, including data measured, tracked and provided by data providers, our clients and other stakeholders, our ability to gather and verify data, our ability to successfully implement sustainability-related initiatives under expected time frames, third-party compliance with our expectations, policies and procedures and other unforeseen events or conditions. Discussion of additional factors, including uncertainties and risks, can be found in our 2024 Annual Report on Form 10-K and subsequent Securities and Exchange Commission filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise any forward-looking statements. Any website references (including any hyperlinks) throughout these additional solicitation materials are provided for convenience only, and the content of which is not incorporated by reference into these additional solicitation materials.